UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2013

THE SPENDSMART PAYMENTS COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Colorado	000-27145	33-0756798
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2680 Berkshire Pkwy, Suite 130 Des Moines, Iowa	50325
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 677-0080

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 1, 2013, Brian Thompson resigned from his position as director of the Company, as well as from his position as chairman of the audit committee. Mr. Thompson’s departure from the Board of Directors was not the result of any disagreements with the Company.  The Board expressed its appreciation for Mr. Thompson’s past service and contributions to the Company.

Effective October 1, 2013, Jerold Rubinstein was appointed to the Board of Directors of the Company, as well as appointed the chairman of the audit committee. Since June 28, 2012, Mr. Rubinstein has served as the Chairman of the Board, CEO and a director of Stratus Media Group, Inc., and joined the board of Stratus Group Media, Inc. in April 2011. Mr. Rubinstein is the chairman of the audit committee of CKE Restaurants, the parent company of Carl’s Jr. Restaurants and Hardees Restaurants. Mr. Rubinstein also serves as the non-executive chairman of US Global investors Inc., a mutual fund advisory company. Mr. Rubinstein has started and sold many companies over the years, including Bel Air Savings and Loan and DMX, a cable and satellite music distribution company. Mr. Rubinstein started and sold XTRA Music Ltd., a satellite and cable music distribution company in Europe. Most recently Mr. Rubinstein consults with and serves on 3 early stage development companies. Mr. Rubinstein is both a CPA and attorney.

In connection with Mr. Rubinstein’s appointment to the Board, the Company agreed to grant Mr. Rubinstein options to purchase up to 135,000 shares of common stock at an exercise price of $2.00 per share and having a term of 5 years.

There are no other arrangements or understandings between Mr. Rubinstein and any other person pursuant to which Mr. Rubinstein was appointed as a director of the Company. Mr. Rubinstein has not entered into any transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE SPENDSMART PAYMENTS COMPANY
/s/ Bill Hernandez
Dated: October 7, 2013	By:	Bill Hernandez
President